EXHIBIT 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Wednesday, July 23, 2003	TRADED: Nasdaq

GLOBAL IMAGING REPORTS RECORD FIRST QUARTER REVENUES, OPERATING INCOME

First Quarter Net Income and EPS Reflect Refinancing Charges

TAMPA, Fla., July 23—Global Imaging Systems, Inc. today announced record-high revenues and operating income for the first fiscal quarter ended June 30, 2003. Revenues were up 17 percent to $180.2 million versus $153.7 million a year ago. Operating income increased 10.4 percent to $19.7 million from $17.8 million in the first quarter last year.

Net income amounted to $4,292,000 compared with $7,688,000 earned in the first quarter last year. The latest quarter’s results reflect pretax charges of $8.4 million related to the company’s recently completed comprehensive debt refinancing. Included in the refinancing charges were a $5.4 million prepayment premium for the early redemption of the company’s 10-3/4 percent notes and a $3 million non-cash charge for the write-off of the unamortized portion of fees related to the company’s previous debt financing.

Earnings per diluted share were 19 cents versus 36 cents for the first quarter a year ago. The refinancing penalized first quarter 2004 diluted EPS by 24 cents, which includes the prepayment premium, the write-off of financing fees and the additional shares that would be outstanding should the holders of Global’s new Convertible Senior Subordinated Notes Due 2008 convert their holdings to common shares.

Earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt (adjusted EBITDA) for the first quarter reached $23,531,000, up 10 percent from $21,392,000 in the corresponding quarter a year ago.

Tom Johnson, president and CEO of Global Imaging Systems, said, “Our internal growth showed further signs of the economic recovery in the middle market. Automated office equipment, primarily copiers, continued on a steady pace, achieving eight percent internal growth for the first quarter. The technology side of our business grew at a six percent rate. Our combined internal growth rate for the first quarter was 7.5 percent.”

He added, “We are pleased with our continued strong operating performance and we are seeing additional payoff from our sales force expansion which we initiated nearly two years ago in the face of a

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sluggish economy. Our asset and cash management programs generated a further $5 million inventory reduction, and accounts receivable remained at a low 38 days sales outstanding. Our expense reduction efforts continue apace as our company presidents are implementing their extra commitments for the balance of fiscal 2004.”

Mr. Johnson said, “The debt refinancing charges are costs we were more than willing to pay to achieve the current average interest rate on our debt of approximately four percent. During the quarter we completed our debt refinancing plan, which involved issuing $57.5 million principal amount of Convertible Senior Subordinated Notes Due 2008, entering into a new senior credit facility with a $140 million six-year term loan and a $90 million five-year revolving line of credit, paying off the previously existing senior credit facility and redeeming the outstanding 10-3/4 percent notes. We not only significantly reduced Global’s average interest rate going forward, but also reduced the previously anticipated total amount of the new credit facility in light of our strong cash flow.”

Looking forward, Mr. Johnson said, “We are receiving some encouraging reports from the field where there are limited signs of pick-up in the economy. We remain cautiously optimistic about the first half of our fiscal year but more encouraged about the second half. We now see top-line growth in the six-to-seven percent range for the second quarter of our fiscal 2004, not including any potential acquisitions. At this time, we believe that diluted earnings per share should be in the range of 43 to 45 cents for our fiscal 2004 second quarter, which would compare with diluted EPS of 39 cents in the corresponding quarter last year. Our current expectations for the third quarter of fiscal 2004 is diluted EPS of 44 to 46 cents.”

The company’s first quarter conference call is scheduled for this morning, July 23, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcast will be archived and available on the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from a network of 139 offices in 28 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt. Adjusted EBITDA is a measure of performance that is not calculated in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is presented as a supplemental disclosure because (1) management believes it is a useful tool for investors to assess the

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operating performance of the business in comparison to other businesses in the industry; (2) rating agencies and lenders believe it is a useful measure of Global’s ability to service debt and of overall operating performance; and (3) certain restrictive covenants in Global’s credit facilities contain financial ratios based on adjusted EBITDA. Management believes that the most directly comparable GAAP financial measure is net income. A reconciliation of net income to adjusted EBITDA is included in the financial information below.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future earnings and earnings per share, future growth rates, future expenses, the future results of efforts to control expenses, future cash flows, future condition of and growth in customers’ businesses, the future performance of Global’s market, and general economic conditions. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to the pace of recovery in the economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2003.

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FOR FURTHER INFO:

Tom Johnson, President and Chief Executive Officer, or

Ray Schilling, Senior Vice President and Chief Financial Officer

Global Imaging Systems, Inc.

813/960-5508

-or-

Investor Relations Consultants, Inc.

727/781-5577

E-mail: gisx@mindspring.com

PAGE 4/ GLOBAL REPORTS RECORD FIRST QUARTER REVENUES, OPERATING INCOME

GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands except per-share amounts)

	Three Months Ended June 30,
	2003	2002
Revenues:
Equipment and supplies sales	$134,818	$113,563
Service and rentals	45,354	40,099

Total revenues	180,172	153,662
Costs and operating expenses:
Cost of equipment and supplies sales	88,382	73,364
Service and rental costs	23,306	19,825
Selling, general and administrative expenses	48,657	42,460
Intangible asset amortization	146	194

Total costs and operating expenses	160,491	135,843

Income from operations	19,681	17,819
Loss on early extinguishment of debt	8,433	—
Interest expense	4,142	4,985

Income before income taxes	7,106	12,834
Income taxes	2,814	5,146

Net income	$4,292	$7,688

Net income per common share:
Basic	$.20	$.37

Diluted	$.19	$.36

Weighted average number of shares outstanding:
Basic	21,289	20,892
Diluted	23,127	21,511

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$4,292	$7,688
Interest expense, net	4,142	4,985
Income taxes	2,814	5,146
Depreciation	3,704	3,379
Amortization	146	194
Loss on early extinguishment of debt	8,433	—

Adjusted EBITDA	$23,531	$21,392

Selected Balance Sheet Data as of	6/30/03	3/31/03
Working capital	$85,581	$77,378
Total assets	$534,257	$532,038
Long-term debt	$203,477	$193,873
Shareholders’ equity	$235,848	$230,081
LTD/Total capitalization	46%	46%

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.